Exhibit 99.(k)(3)

FIRST AMENDED
TRADEMARK LICENSE AGREEMENT

This FIRST AMENDED TRADEMARK LICENSE AGREEMENT (“Agreement”) is effective as of the 16th day of April, 2015 (“Effective Date”) among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Licensor”) and Altegris Advisors, L.L.C., a Delaware limited liability company (“Licensee”).  This Agreement supersedes and replaces in its entirety the initial Trademark License Agreement entered into by the Licensor and Licensee effective as of March 26, 2015.

WHEREAS, Licensor is the owner of the service mark, corporate and trade name “KKR” (the “Mark”);

WHEREAS, Licensee desires to use the Mark in connection with the organization, offering and operation of investment funds named the “Altegris KKR Commitments Master Fund,” (“Master Fund”) and “Altegris KKR Commitments Fund” (each a “Fund Name”), each a closed-end management investment company registered under the Investment Company Act of 1940, as amended (collectively, the “Funds” and the organization, offering and operation of such Funds, the “Licensee Business”), and Licensor is willing to permit Licensee to use the Mark in respect of the Licensee Business, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1.                Grant of Rights.

Section 1.1.           Subject to the terms and conditions herein, Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license for Licensee to use the Mark during the Term of this Agreement solely as part of the above-referenced Fund Names in connection with the Licensee Business in any jurisdiction in which Licensee is conducting any Licensee Business and only as a service mark and corporate name, but not as a domain name or social, mobile or similar media identifiers, pages or venues.  The license in this Section 1.1 does not include the right for Licensee to (A) use the Mark standing alone or in any manner other than as part of the Fund Names and in connection with the Licensee Business, (B) use any variation, derivative, stylization of, or logo containing, the Fund Names, (C) use any trademark of Licensor other than the Mark solely as set forth herein, (D) sublicense the Fund Names to any party, or (E) use the Fund Names together with any other trademark as a unitary conjoined or combination mark.  Licensee may use the Fund Names on the Internet or social media solely on websites and social media pages or venues under Licensee’s sole control, subject to the foregoing restrictions.

Section 1.2.           Subject to the terms and conditions herein, Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license for Licensee to use, copy, distribute, display and perform certain videos, images and other content from Licensor’s website and marketing materials (collectively, the “Materials”), in each case solely as may be agreed upon between the parties from time to time and solely in connection with the Licensee Business.  The license in this Section 1.2 does not include the right for Licensee to modify or create derivative works of the Materials.  Licensee may use the Materials on the Internet or social media solely on websites and social media pages or venues under Licensee’s sole control, subject to the foregoing restrictions.

Section 1.3.           All rights not expressly granted to Licensee in this Article 1 are reserved to Licensor.

Article 2.                Ownership.  Licensee agrees that, as between the parties, Licensor is the sole owner of the Mark and the Materials.  Licensee agrees that, except as set forth in Article 1, it has no right to apply to register for trademark protection of the Fund Names or the Materials, or enforce any rights therein against third parties.  Licensee agrees not to directly or indirectly challenge or contest the validity of, or Licensor’s rights in the Mark (and the associated goodwill) or the Materials, including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit (“Action”) regarding enforcement of this Agreement or involving any third party.  The parties intend that any and all goodwill in the Mark arising from Licensee’s use of the Fund Names shall inure solely to the benefit of Licensor.  Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights in the Mark (or the Mark portion of a Fund Name) or Materials, Licensee hereby assigns such rights to Licensor together with all goodwill associated therewith.

Article 3.                Licensee’s Obligations.

Section 3.1.           Licensee shall maintain and preserve the quality of the Mark, and use the Fund Names in good faith and in a dignified manner, in a manner consistent with Licensor’s high standards of and reputation for quality, and in accordance with good trademark practice wherever any Fund Name is used.  Licensee shall not take any action that could reasonably be expected to be detrimental to the Mark, each Fund Name or their associated goodwill.  Licensee agrees to affix all such trademark notices as may be requested by Licensor or required under applicable laws.

Section 3.2.           Licensee shall submit in advance to Licensor (i) a sample of each proposed use of the Fund Names and (ii) a sample of each item of advertising and promotional material, and, in each case, a sample of each proposed material update or revision to any such use or item. Licensor shall have 5 business days from the submission date to approve or reject in writing such use in its sole discretion, provided that Licensor may attach any conditions to the approval of any such submission in its discretion.  Any failure by Licensor to respond to any such submission shall be deemed rejection thereof.  Licensor, upon notice to Licensee, may revoke its approval of any such use at any time in its discretion, in which case Licensee (A) shall cease all use on the Internet or social media within 48 hours of receipt of notice of such revocation and (B) may use any printed materials existing as of the notification date solely for 90 days thereafter, during which time Licensee may not make any new uses or copies of same.  Notwithstanding the foregoing, Licensee shall be permitted to, on its own behalf and on behalf of the Funds, (i) use, produce and/or deliver any materials and (ii) make any and all filings with the Securities and Exchange Commission or other regulatory agencies and/or self-regulatory organizations, in each case as may be required by applicable law or rules or as may be requested by the applicable regulator or self-regulatory organization.

Section 3.3.           Licensee shall, at its sole expense, comply at all times with all applicable laws, regulations, exchange and other rules and reputable industry practice pertaining to the Licensee Business and the use of the Fund Names and the Materials.

Article 4.                Termination.

Section 4.1.           The term of this Agreement (the “Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Article 4.  Notwithstanding the foregoing, from and after the date that is one (1) year after the Effective Date, Licensor has the right to terminate this Agreement by providing Licensee one (1) year prior written notice (“Termination Notice”), and then this Agreement shall terminate on the first anniversary of the delivery of such Termination Notice.

Section 4.2.           If a party materially breaches one or more of its obligations hereunder, the other party may terminate this Agreement, effective upon written notice, if such breach is curable, if such party does not cure such breach within 30 days written notice thereof (or any mutually-agreed extension).

Section 4.3.           Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if:  (i) Licensee purports to breach Article 7; or (ii) Licensee materially changes the investment objectives of the Funds.

Section 4.4.           Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee’s assets and (iv) to the extent termination is enforceable under local law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy.

Section 4.5.           If an event described in Section 4.4 occurs, Licensor shall have the right, in addition to its other rights and remedies, to suspend Licensee’s rights regarding the Fund Names and the Materials while Licensee attempts to remedy the situation.  Notwithstanding the foregoing, Licensee shall be permitted to, on its own behalf and on behalf of the Funds, (i) use, produce and/or deliver any materials and (ii) to make any and all filings with the Securities and Exchange Commission or other regulatory agencies and/or self-regulatory organizations, in each case as may be required by applicable law or rules or as may be requested by the applicable regulator or self-regulatory organization.

Section 4.6.           Upon termination of this Agreement for any reason, (i) Licensee shall immediately cease all use (including within 48 hours for all Internet and social media uses within the Licensee’s control), and file to change all corporate names, as applicable, of the Fund Names and the Materials, provided that Licensee (A) shall have 30 days, or, upon notice to Licensor, such longer period as may be required by the applicable regulators or the state of Delaware, to wind down its use of the Fund Names to the extent in use in any then-active or outstanding Funds, (B) shall not be prevented from using the Fund Names in a non-trademark manner as may be necessary to comply with applicable law; and (C) shall not be required to remove any of same from any existing internal business records, including records Licensee is required by law to maintain, on its own behalf and on behalf of the Funds; (ii) the parties shall cooperate so as to best preserve the value of the Mark and each Fund Name; and (iii) Article 2, Sections 4.6, 6.2 - 6.6 and Article 8 shall survive any such event.

Article 5.                Infringement.  Licensee shall notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation (“Infringement”) of the Mark or the Materials.  Licensor shall have the sole right to bring any Action to remedy the foregoing, and Licensee shall cooperate with Licensor in same, at Licensor’s expense.

Article 6.                Representations and Warranties.

Section 6.1.           Each party represents and warrants to the other party that (i) this Agreement is a legal, valid and binding obligation of the warranting party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); (ii) the warranting party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and (iii) the warranting party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 6.2.           EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE FUND NAMES OR THE MATERIALS AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE.  LICENSEE’S USE OF THE FOREGOING IS ON AN “AS IS” BASIS AND IS AT ITS OWN RISK.

Section 6.3.           Licensor will defend at its expense, indemnify and hold harmless Licensee, its affiliates and their respective directors, officers, employees, agents and representatives (“Related Parties”) from any loss, liability, damage, award, settlement, judgment, fee, cost or expense (including reasonable attorneys’ fees and costs of suit) (“Losses”) arising out of or relating to (i) any breach by Licensor of this Agreement or its warranties, representations, covenants and undertakings hereunder; or (ii) any third-party Action against any of them that arises out of or relates to any claim that Licensee’s use of the Fund Names or the Materials as expressly authorized hereunder infringes the rights of a third party within the United States.

Section 6.4.           Except to the extent that Licensor has agreed to indemnify Licensee under Section 6.3, Licensee will defend at its expense, indemnify and hold harmless Licensor and its affiliates and their respective Related Parties from any Losses arising out of or relating to any third-party Action against any of them that arises out of or relates to (i) any breach by Licensee of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) Licensee’s operation of the Licensee Business; or (iii) any claim that Licensee’s use of the Fund Names or the Materials infringes the rights of a third party anywhere in the world.

Section 6.5.           The indemnified party will promptly notify the indemnifying party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying party, whereupon the indemnified party shall be entitled to control the defense and settlement of such claim.  Any delay in such notice will not relieve the indemnifying party from its obligations to the extent it is not prejudiced thereby.  The indemnified party will cooperate with the indemnifying party at the indemnifying party’s expense.  Neither party may settle any indemnified claim in a manner that adversely affects the other party without its consent (which shall not be unreasonably withheld or delayed).  The indemnified party may participate in its defense with counsel of its own choice at its own expense.

Section 6.6.           EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS OR GOODWILL, BUSINESS INTERRUPTION AND THE LIKE) RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 7.                Assignments.  Licensee may not assign, transfer, sublicense, pledge, mortgage or otherwise encumber this Agreement or its rights hereunder, in whole or in part, without the prior written consent of Licensor in its sole discretion.  For the avoidance of doubt, a merger, change of control, reorganization or sale of all or substantially all of the stock or assets of Licensee shall be deemed an “assignment” requiring such consent, regardless of whether Licensee is the surviving entity or such transaction constitutes an “assignment under applicable law, except to the extent any such assignment does not result in a change of actual control or management of the Licensee within the meaning of Section 202(a)(1) of the Investment Advisers Act of 1940 and Rule 202(a)(1)-1 thereunder (an “Internal Assignment”), in which case Licensor’s consent shall not be required.  In the event of an Internal Assignment, Altegris Advisors, L.L.C.shall be permitted to, on its own behalf and on behalf of the Funds, (i) use, produce and/or deliver any materials and (ii) to make any and all filings with the Securities and Exchange Commission or other regulatory agencies and/or self-regulatory organizations, in each case only as may be required by applicable law or rules or as may be requested by the applicable regulator or self-regulatory organization.  .  Licensee acknowledges that its identity is a material condition that induced Licensor to enter into this Agreement.  Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect.

Article 8.                Miscellaneous.

Section 8.1.           All notices hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or nationally recognized overnight courier service or facsimile with delivery confirmed to the following addresses (or at such other addresses as shall be specified by like notice) and will be deemed given on the date received:

LICENSOR:	Email: general.counsel@kkr.com
Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street	With a copy to:
New York, NY 10019	Michael Gaviser
Attention: General Counsel	Michael.Gaviser@kkr.com

LICENSEE:

Altegris Advisors, L.L.C.

1200 Prospect Street, Suite 400

La Jolla, CA 92037

Attention: Legal & Compliance Dept.

Facsimile:  (858) 456-9209

Email:  compliance @altegris.com

Section 8.2.           Further Assurances.  Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

Section 8.3.           Entire Agreement/Waiver/Amendments.  This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof.  This Agreement, including this Section 8.3, may not be modified or amended except by a writing signed by each of the parties.  All rights and remedies which a party may have hereunder or by operation of law are cumulative.  The failure of a party to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.4.           Severability.  The unenforceability of any one provision of this Agreement shall not limit the enforceability of any other provision hereof.  If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall not invalidate or render unenforceable any other terms or provisions of this Agreement.  In such event, the parties shall negotiate in good faith a substitute provision that has an effect as comparable as possible on the parties’ respective positions.

Section 8.5.           Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.  The parties agree, for the purposes of any action arising out of or related to this Agreement, to commence any such action solely in the state or federal courts located in the State of New York, Borough of Manhattan.

Section 8.6.           Construction.  Section headings herein are for the convenience of reference only and do not affect the interpretation of this Agreement.  This Agreement shall be construed as if drafted jointly by the parties.

Section 8.7.           Separate Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  Facsimile or Portable Document Format signatures count as originals to bind the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

KOHLBERG KRAVIS ROBERTS & CO. L.P.		ALTEGRIS ADVISORS, L.L.C.

By:	/s/ William J. Janetschek	By:	/s/ Ken McGuire
	Name: William J. Janetschek		Name: Ken McGuire
	Title: CFO		Title: COO